AMENDMENT TO

FEE WAIVER AGREEMENT

PIMCO Equity Series

650 Newport Center Drive

Newport Beach, California 92660

July 31, 2019

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

Re:	PIMCO RAE Emerging Markets Fund, PIMCO RAE Global ex-US Fund, PIMCO RAE Global Fund, PIMCO RAE International Fund, PIMCO RAE US Fund and PIMCO RAE US Small Fund

Dear Sir or Madam:

This amendment dated July 31, 2019 amends the Fee Waiver Agreement between PIMCO Equity Series (the “Trust”) on behalf of the Fund and Pacific Investment Management Company LLC (“PIMCO”), dated February 25, 2015 (the “Agreement”) as follows:

1.        Paragraph 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

3.        Pursuant to the Second Amended and Restated Supervision and Administration Agreement dated February 29, 2012, as supplemented from time to time, between the Trust and PIMCO (the “Supervision and Administration Agreement”), the Trust has retained PIMCO to provide or procure supervisory, administrative and other services to the Funds. Pursuant to the Supervision and Administration Agreement, each Fund pays to PIMCO a monthly supervisory and administrative fee at annual rates with respect to one or more Classes of shares as set forth in Schedules to the Supervision and Administration Agreement (the “Supervisory and Administrative Fee”). Pursuant to an Amended and Restated Expense Limitation Agreement dated June 1, 2018, as supplemented from time to time (“Expense Limitation Agreement”), between the Trust and PIMCO, PIMCO has agreed to waive or reduce the Supervisory and Administrative Fee of a Class or reimburse the Class if the payment or accrual of organizational expenses attributable to the Class, payment of that Class’s pro rata share of expenses related to obtaining or maintaining a Legal Entity Identifier and/or payment of its pro rata share of the Trust’s Trustees’ fees in any year exceeds 0.49 basis points.

2.        Paragraph 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

5.        In any month in which the Investment Advisory Contract is in effect, PIMCO shall be entitled to reimbursement by each Fund of any portion of the Advisory Fee waived, reduced or reimbursed pursuant to this Agreement (the “Reimbursement Amount”) during the previous thirty-six months, provided that such amount paid to PIMCO will not: 1) together with any recoupment of organizational expenses, pro rata share of expenses related to obtaining or maintaining a Legal Entity Identifier and pro rata trustee fees or Supervisory and Administration Fee pursuant to the Expense Limitation Agreement, exceed 0.0049% of the Class of the Fund’s average net assets; 2) exceed the total Reimbursement Amount; or 3) include any amounts previously reimbursed to PIMCO. The Reimbursement Amount will be reimbursed in the same manner as the reimbursement described in the Expense Limitation Agreement.

3.        All other provisions of the Agreement remain in full force and effect.

4.        It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to the Fund. This Agreement has been signed and delivered by an officer of the Trust, acting as such, and such execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust relating to the Fund, as provided in the Trust’s Declaration of Trust Instrument as amended and restated May 17, 2017, and as amended from time to time.

5.        This Agreement constitutes the entire agreement between the Trust on behalf of the Fund and PIMCO with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Trust and PIMCO.

If the foregoing correctly sets forth the agreement between the Trust and PIMCO, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO Equity Series

By:

Name: Bradley Todd
Title: Treasurer

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:

Name: Peter Strelow
Title: Managing Director

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